                                                                    EXHIBIT 12.1


Summary of Fixed Charge Coverage Ratios (in thousands, except ratios)

                                                                                              Nine months
                                                    Fiscal year ended August 31,              Ended May 31
                                          -----------------------------------------------   -----------------
                                           1996      1995      1994      1993      1992      1997      1996
                                          -------   -------   -------   -------   -------   -------   -------
Pretax income                             $72,921   $58,008   $40,907   $35,061   $20,297   $40,875   $51,734
Adjustments to earnings:
   Interest expensed                       15,822    15,246     9,271     9,397     9,951    11,055    12,072
   Amortization of capitalized interest       488       577       440       406       394       360       372
   Rent expense                             2,611     2,651     2,029     1,998     1,897     2,151     1,890
                                          -------   -------   -------   -------   -------   -------   -------
Total earnings                            $91,842   $76,482   $52,647   $46,862   $32,539   $54,441   $66,068
                                          =======   =======   =======   =======   =======   =======   =======


Fixed charges:
   Interest expensed                      $15,822   $15,246   $ 9,271   $ 9,397   $ 9,951   $11,055   $12,072
   Interest capitalized                       320       149     1,176       411       113       250       243
   Rent expense                             2,611     2,651     2,029     1,998     1,897     2,151     1,890
                                          -------   -------   -------   -------   -------   -------   -------
Total fixed charges                       $18,753   $18,046   $12,476   $11,806   $11,961   $13,456   $14,205
                                          =======   =======   =======   =======   =======   =======   =======


Ratio of earnings to fixed charges           4.9x      4.2x      4.2x      4.0x      2.7x      4.1x      4.7x

Pro forma information is not applicable as the ratio of earnings to fixed charges varies by less than 10%.